UNITED STATES
                       SECURITIES AND EXCHANGE COMMISSION
                             Washington, D.C. 20549

                        --------------------------------
                                    FORM 8-K

                                 CURRENT REPORT
     Pursuant to Section 13 or 15(d) of the Securities Exchange Act of 1934

         Date of Report (Date of earliest event reported): June 27, 2008
                                                           -------------

                          BEACON FEDERAL BANCORP, INC.
             (Exact name of Registrant as specified in its charter)

     Maryland                        000-52826                26-0706826
     ---------                       ---------                ----------
     (State or Other Jurisdiction    (Commission             (I.R.S. Employer
         of Incorporation)           File Number)            Identification No.)


               5000 Brittonfield Parkway, East Syracuse, NY 13057
               --------------------------------------------------
                    (Address of principal executive offices)
                                 (315) 433-0111
                                 --------------
               Registrant's telephone number, including area code

                                 Not Applicable
                                 --------------
          (Former Name or former address, if changed since last report)




Check the appropriate box below if the Form 8-K filing is intended to simultaneously satisfy the filing obligation of the registrant under any of the following provisions:

|_| Written communications pursuant to Rule 425 under the Securities Act (17 CFR 230.425)

|_| Soliciting material pursuant to Rule 14a-12 under the Exchange Act (17 CFR 240.14a-12)

|_|  Pre-commencement   communications  pursuant  to  Rule  14d-2(b)  under  the
     Exchange Act (17 CFR 240.14d-2(b))

|_|  Pre-commencement   communications  pursuant  to  Rule  13e-4(c)  under  the
     Exchange Act (17 CFR 240.13e-4(c))

Item 5.02.  Departure of Directors or Certain  Officers;  Election of Directors:
Appointment of Certain Officers; Compensatory Arrangements of Certain Officers.

(e) On June 27, 2008, Beacon Federal, the wholly owned subsidiary of Beacon Federal Bancorp, Inc., entered into an employment agreement with Randy Wiley, Senior Vice President. The agreement became effective July 1, 2008. The agreement with Mr. Wiley has an initial term of two years.

Under the terms of the agreement, Mr. Wiley's base salary will be reviewed at least annually and may be increased, but not decreased. In addition to the base salary, the agreement provides for, among other things, participation in bonus programs and other employee pension benefit and fringe benefit plans applicable to executive employees and use of an automobile.

The agreement provides that the executive's employment may be terminated for cause at any time, in which event the executive would have no right to receive compensation or other benefits for any period after termination. In addition, the executive is not entitled to any additional benefits under the agreement upon retirement at age 65. Should the executive become disabled, Beacon Federal would continue to pay the executive his base salary for the longer of the remaining term of the agreement or one year, provided that any amount paid to the executive pursuant to any disability insurance would reduce the compensation he would receive. In the event the executive dies while employed by Beacon Federal, the executive's estate will be paid the executive's base salary for one year and the executive's family will be entitled to continuation of medical, dental and vision benefits for one year after the executive's death.

The executive is entitled to a severance payment and benefits in the event of the termination of his employment under specified circumstances. In the event the executive's employment is terminated for reasons other than for cause, disability, death or retirement, or in the event the executive resigns within 30 days following (1) the failure to elect or reelect or to appoint or reappoint the executive to his executive position, (2) a material change in the executive's functions, duties, or responsibilities, which change would cause the executive's position to become one of lesser responsibility, importance or scope, (3) the relocation of the executive's principal place of employment to a location that is more than 50 miles from the location of Beacon Federal's principal executive offices as of the date of the agreement, (4) a material reduction in benefits and perquisites including base salary (except for any bank-wide or officer-wide reduction), (5) the liquidation or dissolution of Beacon Federal, or (6) a material breach of the agreement by Beacon Federal, the executive would be entitled to a severance payment. In addition, the executive would be entitled, at Beacon Federal's sole expense, to the continuation of non-taxable life, medical and dental coverage as part of his severance benefits for a specified period as stated in the agreement. In the event of a change-in-control, the executive is entitled to a change-in-control payment, and if the executive's employment is terminated following a change-in-control, he would also receive, at Beacon Federal's expense, continuation of non-taxable life, medical and dental coverage following the termination of his employment for a specified period as stated in the agreement.

Upon termination of the executive's employment other than in connection with a change-in-control, the executive agrees not to compete with Beacon Federal for one year following termination of employment within the same geographic locations where Beacon Federal or its affiliates has material business interests, and agrees not to solicit any Beacon Federal employee to terminate his or her employment with Beacon Federal and accept employment with a business that competes with Beacon Federal or has offices within 50 miles of any location of Beacon Federal or its affiliates or within 50 miles of any location for which Beacon Federal or its affiliates has filed an application for regulatory approval to establish an office.

The agreement also provides for an automatic reduction in the amount of any payments made in connection with a change-in-control that would otherwise constitute "excess parachute payments" under Section 280G of the Internal Revenue Code. The total payment owed to the executive upon a change-in-control will be reduced to an amount that is $1.00 less than the amount that would otherwise be an "excess parachute payment" under Code Section 280G.

The agreement is attached as Exhibit 10.1 to this Current Report on Form 8-K. The above description of the agreement is qualified by reference to the agreement itself.



Item 9.01. Financial Statements and Exhibits.

     (a) Financial Statements of Businesses Acquired: None

     (b) Pro Forma Financial Information: None

     (c) Shell company transactions: None

     (d) Exhibits:

         Exhibit 10.1: Employment Agreement for Randy Wiley

                                   SIGNATURES


     Pursuant to the requirements of the Securities Exchange Act of 1934, the Registrant has duly caused this report to be signed on its behalf by the undersigned hereunto duly authorized.


                                      BEACON FEDERAL BANCORP, INC.


Date: July 3, 2008                   By:  /s/ Darren T. Crossett
                                          ------------------------------------
                                          Ross J. Prossner
                                          Senior Vice President and
                                          Chief Operting Officer
                                          (Duly Authorized Representative)